PRESS RELEASE

FOR ADDITIONAL INFORMATION:
Investor Relations
Heather Kos
+1 844-632-1060
IR@univarsolutions.com

Media Relations
+1 331-777-6187
mediarelations@univarsolutions.com
Univar Solutions Reports Solid 2019 Second Quarter Financial Results

DOWNERS GROVE, Ill. – August 5, 2019 – Univar Inc. (NYSE: UNVR) (“Univar Solutions,” or "The Company"), a global chemical and ingredient distributor and provider of value-added services, announced today its financial results for the second quarter ended June 30, 2019.

Second Quarter 2019 Highlights

•
Univar Solutions reported net income of $16.3 million, or $0.10 per share, compared to net income of $56.1 million, or $0.40 per share, in the prior year second quarter. The current quarter includes $49.1 million of integration and transaction related costs before tax, and higher shares outstanding associated with the Company's acquisition of Nexeo Solutions, Inc. ("Nexeo") in the first quarter of 2019.

•	Adjusted earnings per share of $0.42 compared to $0.47 in the prior year second quarter, in line with expectations.

•	Adjusted EBITDA grew 16.2 percent to $201.1 million, and Adjusted EBITDA margin expanded 50 basis points to 7.8 percent from the prior year.

•	Leverage ratio (1) of 4.1x essentially equal to the end of the second quarter last year.

•
Raised annual net synergy expectations from the Nexeo acquisition value capture program from $100 million to $120 million, with $20 million expected to be realized in 2019, up from original estimate of $10 million.

•
The Company expects market demand for chemicals and ingredients in the second half of 2019 to be lower than the comparable period in 2018, and now expects Adjusted EBITDA for the full year between $725 million and $740 million, compared to its previous estimate of $740 million to $760 million.

(1) Leverage ratio as defined in the Company's credit agreements, excluding the impact of synergies.

“I'm pleased with our strong performance in the second quarter in a challenging macroeconomic environment,” said David Jukes, president and chief executive officer. "Our USA transformation is working, and we are capturing valuable synergies from the Nexeo acquisition. We have multiple levers in our control, including accelerating integration cost synergies and improving our sales force execution, which create value for our suppliers, customers, and shareholders."

"We made significant advances with the integration of Nexeo in the quarter,” added Carl Lukach, executive vice president and chief financial officer. “Our operating efficiency is increasing as we realize these synergies. We remain on track to continue lowering our leverage ratio, despite lower global demand for chemicals."

Company Performance
Univar Solutions' operating performance results are described below and, unless otherwise indicated, are a comparison of second quarter 2019 results with second quarter 2018 results, including Adjusted EBITDA, which is reconciled to reported net income in the accompanying supplemental financial information.

	(Unaudited)
	Three months ended June 30,				% change
(in millions)	2019	2018	$ change	% change	excl. currency

External Net Sales
USA	$1,605.3	$1,309.8	$295.5	22.6%	22.6%
Canada	404.8	450.9	(46.1)	(10.2)%	(6.7)%
EMEA	457.9	511.9	(54.0)	(10.5)%	(4.5)%
LATAM	116.6	100.0	16.6	16.6%	19.6%
Total Consolidated Net Sales	$2,584.6	$2,372.6	$212.0	8.9%	11.0%

Gross Profit
USA	$374.1	$290.8	$83.3	28.6%	28.6%
Canada	68.5	68.9	(0.4)	(0.6)%	3.2%
EMEA	110.2	118.2	(8.0)	(6.8)%	(0.6)%
LATAM	24.5	22.6	1.9	8.4%	12.4%
Total Consolidated Gross Profit (1)	$577.3	$500.5	$76.8	15.3%	17.5%

Adjusted EBITDA
USA	$127.6	$97.2	$30.4	31.3%	31.3%
Canada	33.8	34.6	(0.8)	(2.3)%	1.4%
EMEA	38.2	40.1	(1.9)	(4.7)%	2.2%
LATAM	9.4	9.1	0.3	3.3%	7.7%
Other (2)	(7.9)	(7.9)	—	—%	—%
Total Consolidated Adjusted EBITDA	$201.1	$173.1	$28.0	16.2%	18.7%

(1)	Gross profit is calculated by deducting cost of goods sold (exclusive of depreciation), from net sales.

(2)	Other represents unallocated corporate costs that do not directly benefit segments.

Consolidated Results

Univar Solutions reported net sales of $2.6 billion, up 11.0 percent compared to the prior year second quarter on a constant currency basis. Growth in the U.S. business was driven by contribution from the Nexeo acquisition and improving sales force execution. This was partially offset by weakness in the Canadian agriculture sector and lower demand for chemicals and ingredients from global industrial end markets. The macroeconomic environment in the USA and EMEA segments weakened sequentially during the quarter.

Gross profit of $577.3 million was up 15.3 percent compared to the prior year second quarter, driven by contribution from the Nexeo acquisition, improving sales force execution and favorable product and end market mix.

Adjusted EBITDA of $201.1 million increased $28.0 million, or 16.2 percent compared to the prior year second quarter, or 18.7 percent on a currency neutral basis. Adjusted EBITDA was favorably impacted by contribution from Nexeo, improving sales force execution and product mix, in addition to prudent cost management and realization of cost synergies from the integration of Nexeo.

Univar Solutions reported net income of $16.3 million, or $0.10 per share, compared to net income of $56.1 million, or $0.40 per share, in the prior year second quarter. Net income in the second quarter included $49.1 million before tax of integration and transaction related costs.

Segment Results

USA – Adjusted EBITDA increased 31.3 percent to $127.6 million and Adjusted EBITDA margin increased 50 basis points to 7.9 percent. Gross profit grew 28.6 percent and gross margin expanded 110 basis points to 23.3 percent, reflecting focused margin management and product and end market mix compared to the prior year second quarter. USA segment sales grew 22.6 percent due to contribution from the Nexeo acquisition and improving sales force execution. However, demand for chemicals from most industrial end markets during the quarter was lower than the second quarter last year and this year's first quarter, excluding the impact of initial supplier dis-synergies from the integration of Nexeo.

Canada – Adjusted EBITDA grew 1.4 percent on a currency neutral basis, and declined 2.3 percent to $33.8 million on a reported basis compared to prior year second quarter. Adjusted EBITDA margin increased 60 basis points to 8.3 percent. Solid performance in the core industrial chemical business and certain commodity products, along with contribution from the Nexeo acquisition, was partially offset by lower volumes attributable to a weather impacted agriculture sector. Gross profit was about flat with prior year second quarter, while gross margin increased 160 basis points to 16.9 percent due to favorable product and end market mix. Canada segment sales declined 10.2 percent, or 6.7 percent excluding the impact of currency.

EMEA – Adjusted EBITDA increased 2.2 percent on a constant currency basis, the 23rd consecutive quarter of currency neutral EBITDA growth. The beneficial Brexit impact of approximately $2 million in the first quarter largely reversed in the second quarter. Gross profit was about equal to the prior year second quarter on a currency neutral basis, however gross margin increased 100 basis points to 24.1 percent driven by mix improvement. Adjusted EBITDA margin expanded 50 basis points to 8.3 percent, driven by mix improvement and effective cost management in a softening economic environment. EMEA segment sales declined 10.5 percent, or 4.5 percent excluding the impact of currency.

LATAM – Adjusted EBITDA grew 7.7 percent on a currency neutral basis, and increased 3.3 percent to $9.4 million on a reported basis. Results benefited from the acquisition of Nexeo, solid performance in Mexico energy markets and the Brazilian agriculture sector, and strong cost control. This was partially offset by softness in industrial demand. Gross profit grew 12.4 percent on a currency neutral basis, while gross margin decreased 160 basis points to 21.0 percent due to change in product and end market mix. LATAM segment sales of $116.6 million grew 19.6 percent, excluding the impact of currency.

Outlook

The Company's integration of Nexeo's chemical distribution customers, suppliers and support functions is progressing swiftly and successfully. Cost saving synergies are now expected to be greater than originally estimated. As a result, the Company is raising its forecast for annual, recurring net synergies from $100 million to $120 million before tax. The Company expects to realize $20 million in net synergies in 2019, doubling its initial estimate of $10 million.

The Company issued financial guidance at the beginning of the year based on the assumption that industrial production growth would be flat, slower than its historical projection of one to two percent growth. Market demand for chemicals and ingredients, however, has progressively declined in the first half of the year. The Company now expects chemical and ingredient demand from industrial end markets for the full year to be lower than the prior year.

Taking into account lower than expected market demand for chemicals and ingredients, and outlook commentary from many supplier partners, along with higher forecasted net cost synergies from the Nexeo acquisition, the Company projects full year Adjusted EBITDA to be within a range of $725 million to $740 million, compared to its prior forecast of $740 million to $760 million which assumed flat year-over-year demand. Further, the Company expects free cash flow for the year to be in a range of $275 million to $325 million, including the payment of the $62.5 million legal settlement reported in the first quarter, and before one-time integration and transaction costs.

For the third quarter of 2019, the Company expects Adjusted EBITDA to be between $180 million and $190 million, up from $157.0 million earned in the third quarter of 2018.

Univar Solutions to Host Webcast on August 5, 2019 at 9:00 a.m. EDT

The Company will host a webcast with investors to discuss the second quarter results at 9:00 a.m. ET on August 5, 2019, which can be accessed on the Investor Relations section of its website at http://investors.univarsolutions.com. Following the event, an archived version of the webcast and supporting materials will be available on the same website.

Gross Profit, Delivered Gross Profit, Gross Margin, Delivered Gross Margin, Adjusted EBITDA, Adjusted EBITDA margin, Adjusted net income, Adjusted earnings per share

For the purposes of making decisions about resource allocation and otherwise assessing performance, the Company monitors the results of its operating segments separately. The Company evaluates performance on the basis of gross profit, which it defines as net sales less cost of goods sold (exclusive of depreciation), delivered gross profit, which it defines as gross profit less outbound freight and handling expense, gross margin, which it defines as gross profit divided by external net sales, delivered gross margin, which it defines as delivered gross profit divided by external net sales, as well as Adjusted EBITDA, which it defines as its consolidated net income (loss), plus the sum of net (loss) income from discontinued operations, interest expense, net of interest income, income tax expense (benefit), depreciation, amortization, other operating expenses, net (which primarily consists of employee stock-based compensation expense, restructuring charges, other employee termination costs, acquisition and integration related expenses, and other unusual or non-recurring expenses), loss on extinguishment of debt and other (expense) income, net (which consists of gains (losses) on foreign currency transactions and undesignated derivative instruments, non-operating retirement benefits, and other non-operating activity). Adjusted EBITDA margin is Adjusted EBITDA as a percentage of net sales. Adjusted EBITDA conversion ratio is Adjusted EBITDA as a percentage of Gross Profit. The Company believes that Adjusted EBITDA is an important indicator of operating performance because:

•	The Company considers gains (losses) on the acquisition, disposal and impairment of assets as resulting from investing decisions rather than ongoing operations;

•
Adjusted EBITDA excludes the effects of income taxes, as well as the effects of financing and investing activities by eliminating the effects of interest, depreciation and amortization expenses and therefore more closely measures our operational performance;

•	The Company uses Adjusted EBITDA in setting performance incentive targets in order to align performance measurement with operational performance; and

•
Other significant items, while periodically affecting the Company’s results, may vary significantly from period to period and have a disproportionate effect in a given period, which affects comparability of its results.

The Company has incorporated an Adjusted net income and Adjusted earnings per share metric as a complementary metric to GAAP earnings per share to provide additional transparency to ongoing performance. Adjusted net income excludes the same items as Adjusted EBITDA, except for stock-based compensation expense and non-operating retirement benefits.

Use of Non-GAAP Measures

The Company believes that certain financial measures that do not conform with generally accepted accounting principles in the United States (“GAAP”) provide relevant and meaningful information concerning its ongoing operating results. These financial measures include gross profit, gross margin, delivered gross profit and delivered gross margin (all exclusive of depreciation), Adjusted EBITDA, Adjusted EBITDA margin, Adjusted net income, Adjusted earnings per share and Free Cash Flow. Such non-GAAP financial measures are used from time to time herein but should not be viewed as a substitute for GAAP measures of performance. Reconciliations of non-GAAP measures to GAAP are provided in Schedules A, D, E and F.

The Company evaluates its results of operations on both an as reported and a constant currency basis. The constant currency presentation is a non-GAAP financial measure, which excludes the impact of fluctuations in foreign currency exchange rates. The Company believes providing constant currency information provides valuable supplemental information regarding its results of operations, consistent with how it evaluates its performance. The Company calculates constant currency percentages by converting its financial results in local currency for a period using the average exchange rate for the prior period to which it is comparing. This calculation may differ from similarly-titled measures used by other companies.

The Company has provided Adjusted EBITDA and Free Cash Flow guidance that excludes certain nonrecurring costs and expenses. While the Company expects that these nonrecurring costs and expenses will occur in the future, due to the uncertain nature and variability of these items, such as market changes affecting our defined benefit plans and foreign currency movements, it is not possible at this time, without unreasonable efforts, to estimate the amount or significance of these nonrecurring costs and expenses that may be included in projected GAAP earnings per share. The Company believes that these nonrecurring costs and expenses are not representative of its underlying business performance and that Adjusted EBITDA and Free Cash Flow provides the best estimate of future performance.

About Univar Solutions
Univar Solutions (NYSE: UNVR) is a leading global chemical and ingredient distributor and provider of value-added services to customers across a wide range of industries. With the industry's largest private transportation fleet and North American sales force, a vast supplier network, deep market and regulatory knowledge, world-class formulation and recipe development, unparalleled logistics know-how, and industry-leading digital tools, Univar Solutions is a committed ally to customers and suppliers, helping them anticipate, navigate, and leverage meaningful growth opportunities. Learn more at www.univarsolutions.com.

Forward-Looking Statements

This press release includes certain statements relating to future events and our intentions, beliefs, expectations, and predictions for the future, including our outlook, which are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements are subject to known and unknown risks and uncertainties, many of which may be beyond our control. These risks and uncertainties are described under the caption "Risk Factors" in the Company's most recent Annual Report on Form 10-K. We caution you that the forward-looking information presented in this press release is not a guarantee of future events or results, and that actual events or results may differ materially from those made in or suggested by the forward-looking information contained in this press release. In addition, forward-looking statements generally can be identified by the use of forward-looking terminology such as “may,” “plan,” “seek,” “comfortable with,” “will,” “expect,” “intend,” “estimate,” “anticipate,” “believe,” "to achieve," "targets" or “continue” or the negative thereof or variations thereon or similar terminology. Any forward-looking information presented herein is made only as of the date of this press release, and we do not undertake any obligation to update or revise any forward-looking information to reflect changes in assumptions, the occurrence of unanticipated events, or otherwise.

###

Univar Inc.
Condensed Consolidated Statements of Operations
(Unaudited)

	Three months ended June 30,		Six months ended June 30,
(in millions, except per share data)	2019	2018	2019	2018
Net sales	$2,584.6	$2,372.6	$4,744.6	$4,530.6
Cost of goods sold (exclusive of depreciation)	2,007.3	1,872.1	3,670.9	3,543.5
Operating expenses:
Outbound freight and handling	95.4	86.5	178.3	165.8
Warehousing, selling and administrative	280.8	240.9	534.2	481.9
Other operating expenses, net	63.8	11.0	228.6	24.6
Depreciation	39.7	30.9	72.9	62.3
Amortization	18.6	13.8	33.0	27.2
Total operating expenses	$498.3	$383.1	$1,047.0	$761.8
Operating income	$79.0	$117.4	$26.7	$225.3
Other (expense) income:
Interest income	1.1	0.9	1.7	2.1
Interest expense	(39.0)	(32.9)	(73.8)	(69.0)
Loss on extinguishment of debt	—	—	(0.7)	—
Other (expense) income, net	(5.6)	(2.1)	(11.7)	0.5
Total other expense	$(43.5)	$(34.1)	$(84.5)	$(66.4)
Income (loss) before income taxes	35.5	83.3	(57.8)	158.9
Income tax expense (benefit) from continuing operations	18.5	27.2	(4.8)	37.4
Net income (loss) from continuing operations	$17.0	$56.1	$(53.0)	$121.5
Net (loss) income from discontinued operations	$(0.7)	$—	$5.4	$—
Net income (loss)	$16.3	$56.1	$(47.6)	$121.5

Income (loss) per common share:
Basic from continuing operations	$0.10	$0.40	$(0.33)	$0.86
Basic from discontinued operations	—	—	0.03	—
Basic income (loss) per common share	$0.10	$0.40	$(0.30)	$0.86
Diluted from continuing operations	0.10	0.40	(0.33)	0.86
Diluted from discontinued operations	—	—	0.03	—
Diluted income (loss) per common share	$0.10	$0.40	$(0.30)	$0.86

Weighted average common shares outstanding:
Basic	169.8	141.1	159.5	141.0
Diluted	170.7	142.0	159.5	142.0

Univar Inc.
Condensed Consolidated Balance Sheets
(Unaudited)

(in millions, except per share data)	June 30, 2019	December 31, 2018
Assets
Current assets:
Cash and cash equivalents	$109.5	$121.6
Trade accounts receivable, net	1,544.4	1,094.7
Inventories	938.0	803.3
Prepaid expenses and other current assets	214.3	169.1
Total current assets	$2,806.2	$2,188.7
Property, plant and equipment, net	1,153.5	955.8
Goodwill	2,488.0	1,780.7
Intangible assets, net	381.0	238.1
Deferred tax assets	25.3	24.8
Other assets	277.1	84.3
Total assets	$7,131.1	$5,272.4
Liabilities and stockholders’ equity
Current liabilities:
Short-term financing	$3.2	$8.1
Trade accounts payable	1,081.5	925.4
Current portion of long-term debt	19.0	21.7
Accrued compensation	86.6	93.6
Other accrued expenses	409.6	285.8
Total current liabilities	$1,599.9	$1,334.6
Long-term debt	3,117.1	2,350.4
Pension and other postretirement benefit liabilities	250.7	254.4
Deferred tax liabilities	118.8	42.9
Other long-term liabilities	270.1	98.4
Total liabilities	$5,356.6	$4,080.7
Stockholders’ equity:
Preferred stock, 200.0 million shares authorized at $0.01 par value with no shares issued or outstanding as of June 30, 2019 and December 31, 2018	$—	$—
Common stock, 2.0 billion shares authorized at $0.01 par value with 168.6 million and 141.7 million shares issued and outstanding at June 30, 2019 and December 31, 2018, respectively	1.7	1.4
Additional paid-in capital	2,959.4	2,325.0
Accumulated deficit	(805.9)	(761.5)
Accumulated other comprehensive loss	(380.7)	(373.2)
Total stockholders’ equity	$1,774.5	$1,191.7
Total liabilities and stockholders’ equity	$7,131.1	$5,272.4

Univar Inc.
Condensed Consolidated Statements of Cash Flows
(Unaudited)

	Three months ended June 30,		Six months ended June 30,
(in millions)	2019	2018	2019	2018
Operating activities:
Net income (loss)	$16.3	$56.1	$(47.6)	$121.5
Adjustments to reconcile net income to net cash used by operating activities:
Depreciation and amortization	58.3	44.7	105.9	89.5
Amortization of deferred financing fees and debt discount	3.0	1.9	4.8	3.9
Amortization of pension credit from accumulated other comprehensive loss	0.1	0.1	0.1	0.1
Loss on extinguishment of debt	—	—	0.7	—
Deferred income taxes	3.3	8.0	(24.9)	5.0
Stock-based compensation expense	11.3	4.3	17.3	13.7
Other	2.5	0.7	3.0	1.1
Changes in operating assets and liabilities:
Trade accounts receivable, net	(67.2)	(110.8)	(153.8)	(330.2)
Inventories	65.3	28.5	22.4	(51.6)
Prepaid expenses and other current assets	(23.0)	(11.0)	(27.2)	(25.1)
Trade accounts payable	(26.9)	139.2	10.4	206.5
Pensions and other postretirement benefit liabilities	(9.4)	(11.7)	(12.7)	(23.3)
Other, net	(90.6)	(60.0)	(78.9)	(60.1)
Net cash (used) provided by operating activities	$(57.0)	$90.0	$(180.5)	$(49.0)
Investing activities:
Purchases of property, plant and equipment	$(28.9)	$(28.9)	$(45.4)	$(45.1)
Purchases of businesses, net of cash acquired	10.0	(11.5)	(1,155.5)	(20.4)
Proceeds from sale of property, plant, and equipment	0.1	0.3	0.8	2.5
Proceeds from sale of business	(10.0)	—	640.0	—
Other	—	—	(1.3)	—
Net cash used by investing activities	$(28.8)	$(40.1)	$(561.4)	$(63.0)
Financing activities:
Proceeds from issuance of long-term debt	$(145.6)	$204.1	$1,195.8	$345.9
Payments on long-term debt and finance lease obligations	(454.9)	(233.4)	(459.5)	(553.5)
Short-term financing, net	(2.6)	3.2	(6.9)	(3.4)
Taxes paid related to net share settlements of stock-based compensation awards	(0.8)	(0.5)	(2.8)	(3.2)
Stock option exercises	5.7	0.3	5.7	1.1
Other	0.6	0.6	$0.6	0.6
Net cash (used) provided by financing activities	$(597.6)	$(25.7)	$732.9	$(212.5)
Effect of exchange rate changes on cash and cash equivalents	$4.9	$(11.5)	$(3.1)	$(13.9)
Net (decrease) increase in cash and cash equivalents	(678.5)	12.7	(12.1)	(338.4)
Cash and cash equivalents at beginning of period	788.0	115.9	121.6	467.0
Cash and cash equivalents at end of period	$109.5	$128.6	$109.5	$128.6

Schedule A
Univar Inc.
Reconciliation of Adjusted EBITDA to Reported Net Income
(Unaudited)

(in millions)	USA	Canada	EMEA	LATAM	Other/ Eliminations	Consolidated
	Three Months Ended June 30, 2019
Net sales:
External customers	$1,605.3	$404.8	$457.9	$116.6	$—	$2,584.6
Inter-segment	23.4	1.7	1.0	—	(26.1)	—
Total net sales	$1,628.7	$406.5	$458.9	$116.6	$(26.1)	$2,584.6
Cost of goods sold (exclusive of depreciation)	1,254.6	338.0	348.7	92.1	(26.1)	2,007.3
Outbound freight and handling	66.4	11.6	14.9	2.5	—	95.4
Warehousing, selling and administrative	180.1	23.1	57.1	12.6	7.9	280.8
Adjusted EBITDA	$127.6	$33.8	$38.2	$9.4	$(7.9)	$201.1
Other operating expenses, net						63.8
Depreciation						39.7
Amortization						18.6
Interest expense, net						37.9
Other expense, net						5.6
Income tax expense						18.5
Net income from continuing operations						$17.0
Net loss from discontinued operations						$(0.7)
Net income						$16.3
Total assets	$5,600.9	$1,715.1	$1,030.1	$317.1	$(1,532.1)	$7,131.1

(in millions)	USA	Canada	EMEA	LATAM	Other/ Eliminations	Consolidated
	Three Months Ended June 30, 2019
Gross profit:
Net sales	$1,628.7	$406.5	$458.9	$116.6	$(26.1)	$2,584.6
Cost of goods sold (exclusive of depreciation)	1,254.6	338.0	348.7	92.1	(26.1)	2,007.3
Gross profit (exclusive of depreciation)	$374.1	$68.5	$110.2	$24.5	$—	$577.3

(in millions)	USA	Canada	EMEA	LATAM	Other/ Eliminations	Consolidated
	Three Months Ended June 30, 2018
Net sales:
External customers	$1,309.8	$450.9	$511.9	$100.0	$—	$2,372.6
Inter-segment	37.9	2.2	1.2	—	(41.3)	—
Total net sales	$1,347.7	$453.1	$513.1	$100.0	$(41.3)	$2,372.6
Cost of goods sold (exclusive of depreciation)	1,056.9	384.2	394.9	77.4	(41.3)	1,872.1
Outbound freight and handling	56.7	12.0	15.8	2.0	—	86.5
Warehousing, selling and administrative	136.9	22.3	62.3	11.5	7.9	240.9
Adjusted EBITDA	$97.2	$34.6	$40.1	$9.1	$(7.9)	$173.1
Other operating expenses, net						11.0
Depreciation						30.9
Amortization						13.8
Interest expense, net						32.0
Other expense, net						2.1
Income tax expense						27.2
Net income						$56.1
Total assets	$3,310.1	$1,758.6	$1,017.3	$220.6	$(597.5)	$5,709.1

(in millions)	USA	Canada	EMEA	LATAM	Other/ Eliminations	Consolidated
	Three Months Ended June 30, 2018
Gross profit:
Net sales	$1,347.7	$453.1	$513.1	$100.0	$(41.3)	$2,372.6
Cost of goods sold (exclusive of depreciation)	1,056.9	384.2	394.9	77.4	(41.3)	1,872.1
Gross profit (exclusive of depreciation)	$290.8	$68.9	$118.2	$22.6	$—	$500.5

Schedule B
Univar Inc.
Other operating expenses, net
(Unaudited)

	Three months ended June 30,		Six months ended June 30,
(in millions)	2019	2018	2019	2018
Acquisition and integration related expenses	$32.6	$1.0	$109.7	$1.4
Stock-based compensation expense	11.3	4.3	17.3	13.7
Restructuring charges	0.5	—	0.6	0.5
Other employee termination costs	6.2	4.4	19.1	6.8
Saccharin legal settlement	—	—	62.5	—
Other	13.2	1.3	19.4	2.2
Total other operating expenses, net	$63.8	$11.0	$228.6	$24.6

Schedule C
Univar Inc.
Other (expense) income, net
(Unaudited)

	Three months ended June 30,		Six months ended June 30,
(in millions)	2019	2018	2019	2018
Foreign currency transactions	$(2.1)	$(4.2)	$(2.8)	$(4.3)
Foreign currency denominated loans revaluation	(4.7)	(2.6)	0.5	(1.4)
Undesignated foreign currency derivative instruments	4.3	2.2	(5.6)	0.9
Undesignated interest rate swap contracts	(3.0)	—	(2.8)	—
Non-operating retirement benefits	0.6	3.4	1.2	6.9
Other	(0.7)	(0.9)	(2.2)	(1.6)
Total other (expense) income, net	$(5.6)	$(2.1)	$(11.7)	$0.5

Schedule D
Univar Inc.
GAAP Net Income (Loss) to Adjusted Net Income and Adjusted EBITDA Tabular Reconciliations
(Unaudited)

	Three months ended June 30,				Six months ended June 30,
	2019		2018		2019		2018
(in millions, except per share data)	Amount (2)	per share (1)	Amount (2)	per share (1)	Amount	per share (1)	Amount	per share (1)
Net income (loss) (3)	$16.3	$0.10	$56.1	$0.40	$(47.6)	$(0.30)	$121.5	$0.86
Net loss (income) from discontinued operations	0.7	—	—	—	(5.4)	(0.03)	—	—
Exchange loss (2)(4)	6.8	0.04	6.8	0.05	2.3	0.01	5.7	0.04
Derivative (gain) loss (2)(4)	(1.3)	(0.01)	(2.2)	(0.02)	8.4	0.05	(0.9)	(0.01)
Restructuring charges (2)(4)	0.5	—	—	—	0.6	—	0.5	—
Other employee termination costs (2)(4)	6.2	0.03	4.4	0.03	19.1	0.12	6.8	0.05
Loss on extinguishment of debt	—	—	—	—	0.7	—	—	—
Acquisition and integration related costs (2)(4)(5)	32.6	0.18	1.0	0.01	109.7	0.69	1.4	0.01
Saccharin legal settlement (2)(4)	—	—	—	—	62.5	0.39	—	—
Other (2)(4)(5)	13.9	0.10	2.2	0.02	21.6	0.14	3.8	0.03
Benefit from income taxes related to reconciling items (2)(6)	(1.3)	—	(3.6)	(0.02)	(37.6)	(0.23)	(4.9)	(0.03)
Other non-recurring tax items (2)(6)	(3.8)	(0.02)	1.0	—	(14.0)	(0.09)	(8.0)	(0.06)
Adjusted net income	$70.6	$0.42	$65.7	$0.47	$120.3	$0.75	$125.9	$0.89
Stock-based compensation expense	11.3		4.3		17.3		13.7
Non-operating retirement benefits (7)	(0.6)		(3.4)		(1.2)		(6.9)
Interest expense, net	37.9		32.0		72.1		66.9
Depreciation	39.7		30.9		72.9		62.3
Amortization	18.6		13.8		33.0		27.2
All remaining provision for income taxes (6)	23.6		29.8		46.8		50.3
Adjusted EBITDA	$201.1		$173.1		$361.2		$339.4

Weighted average common shares outstanding:
Basic	169.8		141.1		159.5		141.0
Diluted (8)(9)	170.7		142.0		160.4		142.0

(1)	Calculation based on dilutive share count.

(2)	The quarter-to-date period is calculated so the sum of quarterly amounts equals the year-to-date period. Immaterial differences may exist due to rounding.

(3)	As a result of changes in the number of shares outstanding during the year and rounding, the sum of the quarters' earnings per share may not equal the earnings per share for any year-to-date period.

(4)	Reconciling items represent items disclosed in Schedule B and Schedule C included in this document, excluding stock-based compensation and non-operating retirement benefits.

(5)	Immaterial differences may exist in summation of per share amounts due to rounding.

(6)
Total benefit from income taxes reconciles to the amount reported in the Condensed Consolidated Statement of Operations for each respective period. Tax on reconciling items is calculated using the effective tax rate adjusted for significant non-recurring tax items.

(7)	Includes the non-operating retirement benefit items currently disclosed in Schedule C.

(8)
Diluted earnings per share is calculated using net income (loss) or adjusted net income available to common shareholders divided by diluted weighted average shares outstanding during each period, which includes unvested restricted shares. Diluted earnings per share considers the impact of potential dilutive securities except in periods in which there is a loss because the inclusion of the potential common shares would have an anti-dilutive effect.

(9)	Diluted shares used in the adjusted earnings per share calculation differs from GAAP diluted shares due to an adjusted net income position versus a GAAP net loss position.

Schedule E
Univar Inc.
Reconciliation of GAAP Net (Loss) Income to Adjusted EBITDA Guidance
(Unaudited)

	Q3 2019		Full year 2019
(in millions)	Low	High	Low	High
Net (loss) income (1)	$(18.1)	$40.7	$(79.5)	$35.2
Other operating expenses, net (1)(2)	55.0	30.0	335.0	285.0
Depreciation (1)	55.0	39.0	170.0	150.0
Amortization (1)	21.0	16.0	75.0	65.0
Interest expense, net (1)	40.0	35.0	150.0	140.0
Loss on extinguishment of debt (1)	—	—	0.7	0.7
Other expense, net (1)	15.0	—	35.0	12.0
Income tax expense (1)	12.1	29.3	44.2	57.5
Net income from discontinued operations (1)	—	—	(5.4)	(5.4)
Adjusted EBITDA	$180.0	$190.0	$725.0	$740.0

(1)
Management does not provide guidance on GAAP financial measures, as we are unable to predict with certainty items such as the impact of foreign currency gains and losses, gains and losses on divestitures, refinancing costs, potential impairments, discrete tax items, or other items impacting GAAP financial metrics. As such, we have included above the impact of only those items about which we are aware and are reasonably likely to occur during the guidance period covered.

(2)
Other operating expenses, net consists of the following: acquisition and integration related expenses, stock-based compensation expense, litigation settlements, other employee termination costs, and other unusual or non-recurring expenses.

Schedule F
Univar Inc.
Reconciliation of GAAP Cash Flow from Operations to Free Cash Flow Guidance
(Unaudited)

	Full Year 2019
(in millions)	Low	High
Net cash provided by operating activities (1)	$170.7	$275.7
Capital expenditures (1)	(85.0)	(115.0)
Transaction related costs (1)	64.3	64.3
One-time integration costs (1)	125.0	100.0
Free cash flow	$275.0	$325.0

(1)
Management does not provide guidance on GAAP financial measures, as we are unable to predict with certainty unusual and nonrecurring items impacting GAAP financial metrics. As such, we have included above the impact of only those items about which we are aware and are reasonably likely to occur during the guidance period covered.